Exhibit 10.3

HECLA MINING COMPANY

KEY EMPLOYEE DEFERRED COMPENSATION PLAN

Amended, Restated, and Effective December 1, 2014

SECTION 1

INTRODUCTION AND DEFINITIONS

1.1     Purpose of the Plan. The Company established this Key Employee Deferred Compensation Plan effective July 18, 2002, to assist the Company in attracting and retaining key executive officers and select management, encouraging their long term commitment to the success of the Company and providing an opportunity to participate in the increase in value of the Company. To this end, the Plan provides for (i) Participant elections to defer Base Salary, (ii) Participant elections to defer Performance-Based Compensation, (iii) Participant Elections to defer Restricted Stock Units, (iv) Company Matching Contributions, and (iv) Discretionary Awards.

The Plan was subsequently amended to comply with Section 409A effective January 1, 2005, and January 1, 2009, to comply with the final regulations promulgated pursuant to Section 409A. This document is an amendment and restatement of the Plan effective December 1, 2014. However, grandfathered accounts which were frozen effective December 31, 2004, shall be governed by the terms of the prior Plan document in effect at that time. Nothing herein shall be construed to modify any Accounts or the time or form of payment of Accounts in existence as of December 1, 2014.

The Plan is intended to be “unfunded” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Accordingly, it is intended that the Plan be a “top hat plan” that is exempt from the requirements of Parts II, III and IV of Title I of ERISA pursuant to §§ 201(2), 301(a)(3) and 401(a)(1) of ERISA.

1.2     Definitions. The following words and phrases shall have the following meanings, unless a different meaning is plainly required by the context. Any masculine terminology used in the Plan shall also include the feminine gender and the definition of any terms in the singular shall also include the plural.

Account means the separate bookkeeping account or accounts established and maintained for a Participant to record a Participant’s interest under the Plan attributable to amounts credited to the Participant pursuant to the Plan. The Account or Accounts of a Participant shall consist of Company Stock Accounts and Investment Accounts. The Company shall maintain sub-Accounts for a Participant as necessary to facilitate the administration of distributions under the Plan.

Active Participant means an Employee who is eligible to participate in the Plan for a Plan Year, as described in Section 3.1.

Base Salary means a participant’s regular base salary, but shall not include cash bonuses and awards made under the Stock Plan, Hecla Mining Company Annual Incentive Plan or Hecla Mining Company Executive and Senior Management Long-Term Performance Payment Plan or any other bonus or award that is treated as Performance-Based Compensation.

Beneficiary means the person or persons designated as such by the Participant to receive all or a part of the Participant’s vested Account balance in the event of the Participant’s death prior to the full payment thereof. Each such designation shall be filed with the Company in a form acceptable to the Company and shall become effective only when received by the Company. Designated persons or entities shall not be considered Beneficiaries until the death of the Participant. If a Participant becomes divorced after having named his or her spouse as a Beneficiary, the prior designation of the spouse as Beneficiary shall be void. After the divorce, the Participant may, in his or her discretion, designate his or her ex-spouse as a Beneficiary by filing a new beneficiary designation form with the Company.

Board means the Board of Directors of the Company.

Change of Control means a change in the ownership or effective control of the Company or the Participant’s Employer, or in the ownership of a substantial portion of the assets of the Company or the Participant’s Employer. The definition of “Change of Control” shall be construed in a manner consistent with Section 409A.

Code means the Internal Revenue Code of 1986, as amended from time to time. References to the Code shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

Committee means the Compensation Committee of the Board or any committee or other person or persons designated by the Board to administer the Plan. The Board will cause the Committee to satisfy the applicable requirements of any stock exchange on which the Common Stock may then be listed. To the extent necessary for compliance with Section 16 of the Exchange Act, the Committee means all of the members of the Committee who are “non-employee directors” within the meaning of Rule 16b-3 adopted under the Exchange Act. All references in the Plan to the Board shall mean such Committee or the Board.

Common Stock means the Company’s common stock, par value $0.25 per share.

Company means Hecla Mining Company, a Delaware corporation, and any successor.

Company Stock Account means an Account established and maintained for a Participant to record the amount of any compensation deferred under the Plan in the form of Stock Units, which may include elective deferrals of Base Salary, Performance-Based Compensation or Restricted Stock Units, or amounts credited as Matching Contributions or Discretionary Employer Contributions.

Deferral Election means the agreement executed by an Eligible Employee whereby an Eligible Employee elects to defer Base Salary, Performance-Based Compensation, or Restricted Stock Units.

Disability: a Participant is disabled if the Committee determines that:

(i)     The Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months;

(ii)     The Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company; or

(iii)     The Participant is determined to be disabled by the Social Security Administration.

The foregoing definition of Disability shall be construed in a manner consistent with the treatment of “disability” as a payment event under Section 409A.

Discretionary Employer Contributions means discretionary amounts credited to a Participant’s Company Stock Account pursuant to Section 3.4.

Eligible Employee means an Employee designated by the Committee as eligible to participate in the Plan pursuant to Section 3.1.

Employee means an individual employed by a Participating Employer.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Fair Market Value means, as of any given date, the value of a share of Common Stock determined as follows: (a) if the Common Stock is listed or quotedon any (i) established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market); (ii) national market system; or (iii) automated quotation system, its Fair Market Value shall be the closing sales price for a share of Common Stock as quoted on such exchange or system for such date or, if there is no closing sales price for a share of Common Stock on the date in question, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Committee deems reliable; (b) if there is no regular public trading market for such Common Stock, the Fair Market Value of the Common Stock shall be determined by the Committee reasonably and in good faith.

Investment Account means the bookkeeping Account established and maintained for a Participant to record the amount of Base Salary and Performance-Based Compensation the Participant elected to defer and have credited in an account at the equivalent cash value, plus deemed investment returns credited pursuant to Section 4.3.

Matching Contribution means a matching contribution credited to a Participant’s Company Stock Account pursuant to Section 3.3.

Participant means an Eligible Employee who becomes a Participant in this Plan in accordance with the provisions of Section 3.

Participating Employer means the Company and any other entity affiliated with the Company and designated as a participating employer under this Plan from time to time by the Company, and their respective successors and assigns. As of the effective date of this restatement, the Participating Employers are set forth on Exhibit A attached to the Plan. Exhibit A may be updated from time to time by the Company.

Performance-Based Compensation means compensation where the amount of, or entitlement to, the compensation is contingent on the satisfaction of preestablished organizational or individual performance criteria relating to a performance period of at least twelve (12) consecutive months in which the Participant performs services including, but not limited to, awards made under the Hecla Mining Company Annual Incentive Plan and Hecla Mining Company Executive and Senior Management Long-Term Performance Payment Plan. Organizational or individual performance criteria are considered preestablished if established in writing no later than ninety (90) days after the commencement of the period of service to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established This definition shall be interpreted and construed in a manner consistent with the definition of “performance-based compensation” under Section 409A.

Plan means the Hecla Mining Company Key Employee Deferred Compensation Plan, as the same may be in effect from time to time.

Plan Year means the calendar year (i.e., the twelve month period beginning on each January 1 and ending on the following December 31).

Restricted Stock Units means an award of Stock Units made under the Stock Plan or this Plan which is subject to vesting conditions specified in the applicable award agreement and which may be deferred in accordance with Section 3.2.3.

Section 409A means Section 409A of the Code.

Separation from Service means a Participant’s “separation from service” with the Participating Employers within the meaning of Section 409A and any related administrative policies of the Participating Employers.

Specified Employee means a “specified employee” within the meaning of Section 409A.

Stock Plan means the Hecla Mining Company 2010 Stock Incentive Plan as in effect from time to time, and any successor plan thereto.

Stock Unit means a unit having a value as of a given date equal to the Fair Market Value of one (1) share of Common Stock on such date, and includes Restricted Stock Units.

Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that constitute an Unforeseeable Emergency shall depend on the facts of each case, but, in any case, payment may not be made to the extent the hardship may be relieved through distributions or loans from a qualified plan maintained by the Company, reimbursement or compensation by insurance or through liquidation of other assets, to the extent such distribution or liquidation does not itself cause a severe financial hardship. The foregoing definition of Unforeseeable Emergency shall be construed in a manner consistent with the treatment of “unforeseeable emergency” as a payment event under Section 409A.

SECTION 2

ADMINISTRATION

2.1.     Administration. The Committee shall have the authority, duty and power to interpret and construe the provisions of the Plan as it deems appropriate, to adopt, establish and revise rules, procedures and regulations relating to the Plan, to determine the conditions subject to which any benefits may be payable, to resolve all factual and legal questions concerning the status and rights of the Participants and others under the Plan, including, but not limited to, eligibility for benefits, and to make any other determinations which it believes necessary or advisable for the administration of the Plan. Benefits under this Plan will be payable only if the Committee decides in its discretion that the applicant is entitled to them under the Plan. The Company shall have the duty and responsibility of maintaining records, making the requisite calculations and disbursing payments hereunder. The determinations, interpretations, and regulations of the Committee and the calculations of the Company shall be final and binding on all persons and parties concerned. The Committee may delegate any of its duties and powers hereunder to the extent permitted by applicable law.

2.2     Liability. No current or former member of the Committee and no director, officer or member of the Board of the Company or its affiliates shall be liable to any persons for any actions taken under the Plan, or for any failure to effect any of the objectives or purposes of the Plan, by reason of insolvency or otherwise. Neither the officers nor any current or former member of the Committee or the Board of Directors of the Company or any of its affiliates in any way secures or guarantees the payment of any benefit or amount which may become due and payable hereunder to or with respect to any Participant. Each Participant and other person entitled at any time to payments hereunder shall look solely to the assets of the Company for such payments as an unsecured, general creditor. Nothing herein shall be construed to give a Participant, Beneficiary or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company or in which it may have any right, title or interest now or in the future. After benefits shall have been paid to or with respect to a Participant or Beneficiary (as applicable) and such payment purports to cover in full the benefit hereunder, such former Participant or Beneficiary or other person or persons, as the case may be, shall have no further right or interest in the other assets of the Company and its affiliates in connection with this Plan.

SECTION 3

ELIGIBILITY; DEFERRAL ELECTIONS; EMPLOYER CONTRIBUTIONS

3.1.     Eligibility. The Committee shall designate which Employees are eligible to participate in the Plan. Eligible Employees shall be selected consistent with the intent that the Plan be a “top hat” plan for a select group of management or highly compensated employees under ERISA.

3.2.     Deferral Elections. An Eligible Employee may elect to defer a percentage of his or her Base Salary, Performance-Based Compensation, and Restricted Stock Units for a Plan Year. All Deferral Elections shall be made in writing on a form, or pursuant to other electronic or non-written procedures, as may be prescribed from time to time by the Committee and shall be irrevocable for the Plan Year for which the Deferral Election was made. Deferral Elections shall not automatically apply to future compensation of the same type payable for any subsequent Plan Year unless otherwise permitted by the Committee and specified by the Participant. Deferral Elections shall be made in accordance with the following timing rules.

3.2.1     Base Salary. To be effective for a Plan Year, elections to defer Base Salary must be made no later than the December 31 immediately preceding the Plan Year for which services are performed to earn the Base Salary. However, a newly hired or promoted Eligible Employee who first becomes eligible to participate in the Plan after the start of a Plan Year may make a Deferral Election within thirty (30) days after first becoming eligible to participate in the Plan to the extent permitted by Section 409A.

3.2.2     Performance-Based Compensation. Elections to defer Performance-Based Compensation shall generally be made no later than the December 31 immediately preceding the Plan Year for which services are performed to earn the Performance-Based Compensation. Notwithstanding the foregoing, the Committee may, in its discretion, permit Deferral Elections for Performance-Based Compensation on or before the date that is six months before the end of the applicable performance period, provided that the Participant provides service continuously from the later of the beginning of the performance period or the date the performance criteria was established through the date the election is made and the compensation has not become readily ascertainable and substantially certain to be paid, all to the extent permitted by Section 409A. A newly hired or promoted Eligible Employee who first becomes eligible to participate in the Plan after the start of a Plan Year may make a Deferral Election within thirty (30) days after first becoming eligible to participate in the Plan to the extent permitted by Section 409A

3.2.3        Restricted Stock Units. An Eligible Employee may elect to make a Deferral Election with respect to Restricted Stock Units in accordance with the following rules.

(a)	General Rule. Elections to defer Restricted Stock Units shall generally be made no later than the December 31 immediately preceding the Plan Year in which the Restricted Stock Units are granted.

(b)

Forfeitable Restricted Stock Units. With respect to Restricted Stock Units that are subject to a condition requiring the Eligible Employee to provide services for a period of at least twelve (12) months from the grant date to avoid forfeiture of payment for the Restricted Stock Units, the Committee may permit the Deferral Election to be made no later than thirty (30) days after the grant date and at least twelve (12) months in advance of the earliest date at which the forfeiture condition could lapse, all to the extent permitted by Section 409A.

(c)

Short Term Deferrals. The Committee may permit a Deferral Election may to be made with respect to Restricted Stock Units that, absent a Deferral Election, would be treated as a “short term deferral” within the meaning of Section 409A, provided that the Deferral Election (i) is made at least twelve (12) months before the scheduled vesting date and (ii) provides that payment for the Restricted Stock Units will be deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid, except that payment may be made earlier in the event of the Participant’s death, Disability, Change in Control, or Unforeseeable Emergency, all to the extent permitted by Section 409A.

(d)

Newly Eligible. A newly hired or promoted Eligible Employee who first becomes eligible to participate in the Plan after the start of a Plan Year may make a Deferral Election within thirty (30) days after first becoming eligible to participate in the Plan to the extent permitted by Section 409A

3.3        Matching Contributions. If a Participant makes a Deferral Election for Base Salary or Performance-Based Compensation for a Plan Year and elects to have all or a portion of such amount credited to the Company Stock Account, the Committee shall credit to the Participant’s Company Stock Account, at the end of each quarter, a 10% matching contribution, unless the Committee determines that another percentage shall apply for a Plan Year. The Matching Contribution shall be denominated in Stock Units in accordance with Section 4.4.

3.4        Discretionary Employer Contributions. The Committee may, in its sole discretion, credit an amount determined by the Committee to a Participant’s Company Stock Account. Any Discretionary Employer Contribution shall be denominated in Stock Units. If the Discretionary Employer Contribution is initially determined as a cash amount, the number of Stock Units shall be determined in accordance with Section 4.4.

3.5        Cancellation Due to Unforeseeable Emergency. A Participant may elect to cancel the Participant’s Deferral Election due to an Unforeseeable Emergency. The Deferral Election must be cancelled, not merely postponed or otherwise delayed. Any subsequent Deferral Election will be subject to the provisions governing initial deferral elections.

SECTION 4

ACCOUNTS

4.1.     Establishment of Accounts. The Company shall establish and maintain on its books an Account for each Participant. Each Account shall be designated by the name of the Participant for whom established.

4.2     Participant Election of Account. A Participant who elects to defer Base Salary or Performance-Based Compensation may elect, at the same time as the Deferral Election is made, to have such amounts credited to an Investment Account or Company Stock Account. All Restricted Stock Units deferred under the Plan, Matching Contributions, and Employer Discretionary Contributions for a Participant shall be credited as Stock Units to the Participant’s Company Stock Account.

4.3.     Investment Account. The Committee shall credit each Investment Account with deemed investment earnings and gains as of the last day of each calendar month. The amount credited shall equal the product of (i) the balance of the Investment Account at the end of the month, multiplied by (ii) the prime rate quoted at the beginning of the quarter by the Wall Street Journal. The Committee may, in its sole discretion, establish a different interest rate or deemed investment index for the Investment Accounts on a prospective basis. Amounts distributed from Investment Accounts shall be distributed in cash.

4.4     Company Stock Account. Amounts credited to a Participant’s Company Stock Account shall be denominated in whole and fractional Stock Units in accordance with the following rules.

4.4.1     Initial Amounts Credited. Where an amount being deferred is denominated in Stock Units, such as an award of Restricted Stock Units, the number of Stock Units credited to the Company Stock Account shall be based on the portion of such award that is deferred. For any amount to be credited to the Company Stock Account that is initially denominated in cash, including any deferral of Base Salary or Performance-Based Compensation, any Matching Contributions or any Discretionary Employer Contributions awarded in a cash amount, the dollar amount credited to the Company Stock Account shall be converted to a number of whole and fractional Stock Units as of the last business day of the calendar quarter in which such amount is credited to the Company Stock Account based on the average Fair Market Value of the Common Stock for such calendar quarter.

4.4.2     Reallocations from Investment Account. Notwithstanding any provision herein to the contrary, a Participant may elect to have all or a portion of his or her Investment Account reallocated to a Company Stock Account. Such an election may be made once per calendar quarter within the ten (10) day period following the public release of the Company’s financial results for the quarter for which the election is made and is irrevocable once made. If such an election is made, the cash value to be reallocated to the Participant’s Company Stock Account shall be converted to a number of whole and fractional Stock Units based on the Fair Market Value of the Common Stock as of the effective date of such reallocation.

4.4.3     Dividend Equivalents. Company Stock Accounts shall not be adjusted or credited with additional amounts for cash dividends paid on Common Stock.

4.4.4     Adjustments. The number of Stock Units credited to a Participant’s Company Stock Account is subject to adjustment as provided in Section 8.3.2.

4.5        Vesting. A Participant is 100% vested in Base Salary and Performance-Based Compensation deferred to the Plan and Matching Contributions. Employer Discretionary Contributions and Restricted Stock Units shall be subject to any vesting or other restrictions imposed by the Committee as specified in the notice of award.

SECTION 5

DISTRIBUTIONS

5.1.     Specified Date. A Participant may elect, at the time of a Deferral Election, to have Base Salary, Performance-Based Compensation and Restricted Stock Units subject to the Deferral Election distributed in a single lump sum payment on a specific date, and for Restricted Stock Units or Discretionary Contributions that include a vesting schedule, after the last applicable vesting date. Such an election will apply to any Matching Contributions related to the Base Salary or Performance Based Compensation deferred. The Committee may establish a latest permitted specified date (such as the date the Participant attains an age specified by the Committee). Such an election shall state whether the specified date will be effective without regard to any earlier Distribution Event under Section 5.2. A Participant may elect to change the time of payment only if (i) the election is made at least twelve (12) months before the date the distribution would otherwise occur, (ii) the election shall not take effect until at least twelve months after the date the election is made, and (ii) the effect of the election is to defer commencement of such payment by at least five (5) years.

5.2.     Distribution Events. Amounts credited to an Account shall be distributed on the earliest to occur of the following:

(a)     The date elected by the Participant pursuant to Section 5.1 (subject to any election to disregard an earlier Distribution Event);

(b)     the Participant’s death;

(c)     the Participant’s Disability;

(d)     the Participant’s Separation from Service; or

(e)     a Change of Control.

5.3     Additional Rules for Distribution Events. If distribution of an Account is due as a result of a Distribution Event, such payment will be made as soon as practicable, but no later than seventy-five (75) days after the applicable Distribution Event. If payment is due as a result of a Separation from Service and the Participant is a Specified Employee, distribution will occur on the earlier of (i) first day of the seventh month following the Participant’s Separation from Service, or (ii) the date of the Participant’s death.

5.4     Unforeseeable Emergency. A Participant may request a distribution of vested amounts from his or her Account in the event the Participant has an Unforeseeable Emergency. A Participant who receives a distribution due to an Unforeseeable Emergency shall have any Deferral Election for the Plan Year in which the distribution is received cancelled for the remainder of the Plan Year. The amount distributed with respect to an Unforeseeable Emergency shall not exceed the amounts necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. The Committee may establish guidelines and procedures for implementing withdrawals. An application shall be written, be signed by the Participant and include a statement of facts causing the Unforeseeable Emergency and any other facts required by the Committee. The withdrawal amount and date shall be fixed by the Committee. The Committee may require a minimum advance notice and may limit the amount, time and frequency of withdrawals. The foregoing shall be construed in a manner consistent with Section 409A.

5.5      Form of Payment. Payment from a Participant’s Account shall be made in the form of cash or shares of Common Stock in accordance with the following rules.

5.5.1    Investment Account. Amounts payable from a Participant’s Investment Account shall be payable in cash.

5.5.2    Company Stock Account. Unless otherwise determined by the Committee, amounts payable from a Participant’s Company Stock Account shall be payable in the form of one share of Common Stock for each whole Stock Unit then payable, with cash payable for each fractional Stock Unit based on the Fair Market Value of the Common Stock as of the applicable distribution date. For payment of amounts attributable to a Restricted Stock Unit originally granted under the Stock Plan, the shares payable shall come from the Stock Plan’s share pool. All other shares of Common Stock payable from a Participant’s Company Stock Account shall come from the share pool for this Plan as provided in Section 8.3.

5.6      Beneficiary Designation. If distribution of an Account is due as a result of the Participant’s death, the Participant’s Account(s) will be distributed to the Participant’s designated beneficiary, designated in accordance with rules and procedures adopted by the Committee for beneficiary designations. If a Participant dies without designating a beneficiary or the designated beneficiary does not survive the Participant, then the Participant’s Account(s) shall be distributed to the Participant’s surviving spouse, or, if none, to the Participant’s surviving children, or, if none, to the Participant’s surviving grandchildren, or, if none, to the Participant’s surviving parents, or, if none, to the Participant’s surviving siblings, or, if none, to the Participant’s estate.

SECTION 6

AMENDMENT; TERMINATION

The Plan may be amended or terminated at any time through action by the Board or by the Committee; provided, however, that no amendment or termination of the Plan will reduce the amount actually credited to a Participant’s Account as of the date of the amendment or termination or further defer the due dates for the payment of Accounts. An amendment shall be contingent on approval of the Company’s stockholders to the extent stated by the Committee, required by applicable law or required by applicable stock exchange listing requirements. Notwithstanding any provision of the Plan to the contrary but only to the extent permitted by Section 409A, in connection with any termination of the Plan the Committee shall have the authority to cause the Accounts of all Participants (and Beneficiaries of any deceased Participants) to be paid in a single cash payment as of a date determined by the Committee or to otherwise accelerate the payment of all Accounts in such manner as the Committee determines in its discretion.

SECTION 7

CLAIMS PROCEDURE

7.1.     Initial Claim. Any person (“Claimant”) claiming a benefit or requesting an interpretation, ruling or information under the Plan shall present the request in writing to the Committee. The Committee may, in its discretion and at any stage of the claims process, hold one or more hearings. The Claimant may, at the Claimant’s own expense, have an attorney or other representative act on the Claimant’s behalf; provided that a written authorization is presented to the Committee.

7.2.     Timing of Initial Decision. Within 90 days after the Claimant delivers the claim (45 days in the case of a claim based upon Disability), the Claimant will receive either: (a) a decision; or (b) a notice for extension describing special circumstances requiring additional time to process the claim (up to 180 days from the day the Claimant delivered the claim or, in the case of a claim based upon Disability, up to two 30-day extensions for a total maximum processing time of 105 days from the day the Claimant delivered the claim). Any notice for extension will describe the special circumstances (such as the need to hold a hearing) requiring more time and the date by which the Committee expects to render a decision.

7.3.     Content of Initial Decision. If the Claimant’s claim is denied in whole or in part, the Claimant will receive a written notice specifying: (a) the reasons for the denial; (b) the Plan provisions on which the denial is based; (c) any additional information needed from the Claimant in connection with the claim and the reason such information is needed; and (d) an explanation of the claims review procedure and the applicable time limits, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on appeal. The time limits for making a decision on the Claimant’s claim will be frozen until any necessary additional information is received by the Committee.

7.4.     Appeal. To appeal a benefit claim decision, the Claimant must deliver the Claimant’s written request for review to the Committee within 60 days (180 days for the denial of a claim based upon Disability) of the date the Claimant received the initial claim denial. The Claimant’s written request for review may (but is not required to) include issues, comments, documents, and other records the Claimant wants considered in the review. All the information the Claimant submits will be taken into account on appeal, even if it was not reviewed as part of the initial decision. The Claimant may ask to examine or receive free copies of all pertinent Plan documents, records, and other information relevant to the Claimant’s claim by asking the Committee. If the Claimant fails to deliver the written request for review to the Committee within 60 days (180 days for a Disability claim) of the date the Claimant received the initial claim denial, the Claimant shall forever forfeit his or her right to appeal the claim either to the Committee or to a court.

7.5.     Timing of Decision Upon Appeal. Within 60 days (45 days for a claim based upon Disability) after the Claimant delivers the request for review, the Claimant will receive either: (a) a decision; or (b) a notice for extension describing special circumstances requiring additional time to process the Claimant’s claim (up to 120 days from the day the Claimant delivered the request for review or, in the case of a claim based upon Disability, up to 90 days from the day the Claimant delivered the request for review). Any notice for extension will describe the special circumstances (such as the need to hold a hearing) requiring more time and the date by which the Committee expects to render a decision on appeal.

7.6.     Content of Decision Upon Appeal. The decision on the Claimant’s appeal will be in writing and will specify: (a) the reasons for the decision; (b) the Plan provisions on which the decision is based; and (c) any documents, records or other information relevant to the Claimant’s claim.

7.7.     Final Decision. All decisions on appeal are final and binding on all parties. No legal action may be brought more than one year following a final decision on the claim under these claims procedures. The one-year statute of limitations on suits applies in any forum where a Claimant initiates such suit or legal action. If a civil action is not filed within this period, the Claimant’s claim will be deemed permanently waived and abandoned, and the Claimant will be precluded from reasserting it. A Claimant’s authorized representative may act on the Claimant’s behalf in pursuing a claim or appeal of an adverse benefit determination.

SECTION 8

GENERAL PROVISIONS

8.1.       Compliance with Section 409A. The Plan is intended to comply with Section 409A. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted, operated and administered consistent with its intent. Notwithstanding any provision of this Plan to the contrary, in the event that the Committee determines in good faith that any amounts payable under this Plan may not be either exempt from, or compliant with, Section 409A, the Committee shall adopt such amendments to this Plan or adopt other policies or procedures (including amendments, policies and procedures with retroactive effective), or take any other commercially reasonable actions necessary or appropriate (i) to preserve the intended tax treatment of the amounts payable hereunder, to preserve the economic benefits of such amounts, and/or to avoid less favorable accounting or tax consequences for the Participating Employers and/or (ii) to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of additional taxes thereunder; provided, however, that this Section 8.1 does not, and shall not be construed so as to, create any obligation on the part of any Participating Employer to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify any Participant for any failure to do so.

8.2       Withholding. Amounts due for FICA taxes and other similar taxes on Base Salary, Performance-Based Compensation and Matching Contributions will be withheld from the Participant’s remaining compensation. The Company or Participating Employer, as the case may be, shall have the right to deduct from payments of any kind otherwise due to the Participant any federal, state, or local taxes of any kind required by law to be withheld as a result of (i) vesting in Restricted Stock Units or Discretionary Employer Contributions, (ii) issuance of shares of Common Stock, or (iii) any other event. Withholding of amounts with respect to a Participant’s Company Stock Account may be effected by withholding a number of the Stock Units credited to such Company Stock Account, based on the Fair Market Value of the Common Stock as of the applicable tax date, at statutory minimum rates.

8.3       Stock Subject to the Plan.

8.3.1     Share Pool. The shares of Common Stock that shall be made available for purposes of satisfying the obligations of the Company under the Plan shall be both (i) 6,000,000 shares that are reserved and available for grant or award under the Plan, subject to adjustment as provided below, and (ii) the shares of Common Stock authorized and approved under the Stock Plan. For purposes of counting shares of Common Stock available under this Section 8.3.1 for distribution from Company Stock Accounts, the number of shares covered by Stock Units credited to such Company Stock Accounts shall be counted on the date the Stock Units are credited to a Company Stock Account. The Company shall keep separate sub-accounts to determine which applicable share pool the Stock Units shall be settled from.

8.3.2     Adjustments. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, the Committee shall equitably adjust (i) the number of shares available under the Plan as provided in Section 8.3.1 above and (ii) the Stock Units credited to the Company Stock Account of each Participant. Adjustments under this Section 8.3.1 shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.

8.4       Attorneys’ Fees. If a suit or action is instituted to enforce any rights under this Plan, the prevailing party may recover from the other party reasonable attorneys’ fees at trial and on any court appeal.

8.5.      Notices. Any notice under this Plan shall be in writing and shall be effective when actually delivered or, if mailed, when deposited as first class mail postage prepaid. Mail shall be directed to the Company at the address stated in this Plan, to the Participant’s last known home address shown in the Company’s records, or to such other address as a party may specify by notice to the other parties. Notices to an Employer or the Committee shall be sent to the Company’s address.

8.6.      Nontransferability. The rights of a Participant under this Plan are personal. No interest of a Participant or one claiming through a Participant may be directly or indirectly assigned, alienated, pledged, transferred or encumbered and no such interest shall be subject to seizure by legal process, attachment, garnishment, execution following judgment or in any other way subjected to the claims of any creditor. The foregoing limitation precludes, among other things, a Participant who is getting (or has gotten) a divorce from transferring any portion of his or her interest under this Plan to his or her spouse or ex-spouse (except by naming the spouse or ex-spouse as a Beneficiary).

8.7.      Not an Employment Contract. This Plan is not and shall not be deemed to constitute a contract of employment between the Company and any Employee or other person, nor shall anything herein contained be deemed to give any Employee or other person any right to be retained in the Company’s employ or in any way limit or restrict the Company’s right or power to discharge any Employee or other person at any time and to treat him without regard to the effect which such treatment might have upon the Employee as a Participant in the Plan.

8.8.      Successors. Amounts payable under this Plan shall be an obligation of the Employer and successors of the Employer and shall constitute mere unfunded, unsecured promises by the Employer to pay cash compensation to the Participants. The Company and its affiliates that constitute the Employer shall be jointly and severally liable for benefit payments to Participants under this Plan. In the event a Participant’s employer becomes insolvent, a Participant may bring a claim for benefits under this Plan against the Company or any affiliate of the Company that is an Employer under this Plan.

8.9.      Incompetence. The Committee may decide that because of the mental or physical condition of a person entitled to payments, or because of other relevant factors, it is in the person’s best interest to make payments to others for the benefit of the person entitled to payment. In that event, the Committee may in its discretion direct those payments to be made as follows:

(a)     To a parent or spouse or a child of legal age;

(b)     To a legal guardian; or

(c)     To one furnishing maintenance, support, or hospitalization.

8.10.     Governing Law. Except to the extent that federal law is controlling the Plan shall be construed and entered in accordance with and governed by the laws of the State of Delaware. Invalidation of any one of the provisions of the Plan for any reason shall in no way affect the other provisions hereof, and all such other provisions shall remain in full force and effect.

8.11.     Unsecured General Creditor. Any amount allocated to a Participant’s Account balance under this Plan shall be an unfunded, unsecured promise of the Employer to make payments in the future. Participants and their beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Employer or any affiliate thereof. Any and all of the Employer’s assets shall be, and remain, the general, unpledged, unrestricted assets of the Employer. One or more of the entities constituting the Employer may choose (but are not required) to contribute assets to a rabbi trust, the assets of which will be subject to the claims of such entity’s creditors in the event of insolvency. The Employer may, but shall not be required to, establish a reserve of assets to provide funds for payments under this Plan. Establishing a reserve or rabbi trust shall have no effect on the operation of this Plan or upon the status of Participants as unsecured general creditors of the Employer. Rights to payments will not be limited to assets held in any reserve or rabbi trust.

8.12.   Effective Date. This amended and restated Plan shall be effective December 1, 2014.

HECLA MINING COMPANY

Date Signed: , 2014	By:

Its:

EXHIBIT A

PARTICIPATING EMPLOYERS

Hecla Mining Company

Hecla Greens Creek Mining Company

Hecla Limited

Rio Grande Silver, Inc.

Hecla Silver Valley, Inc.

Minera Hecla S.A. de C.V.